SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 1, 2011

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL		33837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On November 2, 2011, CenterState Banks, Inc. (the “Company” or “CSFL”) furnished a Current Report on Form 8-K to report the November 1, 2011 completion of the its previously announced transaction as described in the Agreement and Plan of Merger (the “Agreement”) with The Hartford Financial Services Group, Inc. (“Hartford”), and Federal Trust Corporation (“FTC”), a wholly owned subsidiary of Hartford, whereby FTC merged with and into the Company. Pursuant to and simultaneously with the merger of FTC with and into the Company, FTC’s wholly owned subsidiary bank, Federal Trust Bank (“FTB”), merged with and into the Company’s wholly owned subsidiary bank, CenterState Bank of Florida, N.A. (the “Bank”).

This Current Report on Form 8-K/A amends and supplements the disclosures provided in Item 2.01 and 9.01 of the Current Report on Form 8-K furnished on November 2, 2011. Except as otherwise provided herein, the other disclosures made in the Current Report furnished on November 2, 2011 remain unchanged. The Company does not anticipate that it will further amend this Current Report.

Statements made in this amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the FTC and FTB acquisitions and the final determination of the assets and liabilities acquired and their respective valuations. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Business—Note about Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Item 2.01.	Completion of Acquisition of Assets

On November 1, 2011 the Company completed its previously announced transaction as set forth in the Agreement with Hartford, and FTC, whereby FTC merged with and into the Company. Pursuant to and simultaneously with the merger of FTC with and into the Company, FTC’s wholly owned subsidiary bank, FTB merged with and into the Bank.

Pursuant to the terms of the Agreement, the Company purchased approximately $161.4 million of selected performing loans. The purchase price of the loans was approximately $118.0 million or 73% of their outstanding unpaid principal balance (“UPB”). The estimated fair market value of the purchased loans, as of the purchase date was approximately $156.8 million. The Company has the option, for a period of one year beginning November 1, 2011, to put back to Hartford any loan that is 30 days past due or is adversely classified pursuant to bank regulatory guidelines.

The Company acquired five of FTB’s 11 banking offices. Four were purchased at market value based on current appraisals, approximately $3.9 million, and the Company assumed the existing lease on the fifth location. The other six offices were closed by FTB immediately prior to the acquisition date.

All of the deposits, approximately $197.2 million, were assumed by the Bank. The majority of the deposits were from the five branches acquired. The Company did not pay a premium for the deposits assumed.

The Company also assumed a $5 million Trust Preferred Security issued by FTC which qualifies for Tier 1 capital. Interest payments are due quarterly at a rate of LIBOR plus 2.95%. The instrument matures in 2033.

Approximately 40 days subsequent to the acquisition date (December 9, 2011), the five purchased FTB branches were converted to the Company’s core processing system and general ledger. Approximately 30 former FTB employees, about 30% of FTB’s former work force, were hired by the Bank, primarily to operate the five acquired FTB branches.

During the fourth quarter of 2011, the Company expects to recognize a gain on this acquisition, after merger related expenses, of approximately $40.6 million pre-tax and about $25.3 million after tax. In a large part, this gain is calculated based on the fair values of the assets acquired and liabilities assumed as of the acquisition date. These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the form of the Agreement, incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K dated May 22, 2010.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on November 1, 2011, the Company acquired certain assets and assumed all of the deposits and certain other liabilities of FTC and FTB pursuant to the Agreement. A narrative description of the anticipated effects of the FTC acquisition (the “Acquisition”) on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statements, which are attached hereto as Exhibits 99.1 and 99.2.

The Acquisition increased the Company’s total assets and total deposits by approximately 11.0% and 11.0%, respectively, as compared with the balances at September 30, 2011, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earning assets than it pays in interest on its interest bearing liabilities. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from Hartford on potential put backs of loans during the first year will also impact cash flows and operating results.

The Company estimated the acquisition date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that the Company realizes on these assets may differ materially from these carrying values primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods.

Financial Condition

In the Acquisition, the Company purchased $156.8 million of loans at fair value, net of $4.6 million, or 2.9%, estimated discount to the outstanding principal balance, representing 13.5% of the Company’s total loans at September 30, 2011. The loans were purchased for approximately 73% of the aggregate outstanding principal balance, which was the primary reason for the gain on purchase. The list below summarizes the preliminary estimates of the fair value of the assets purchased and liabilities assumed as of the November 1, 2011 purchase date. Amounts are in thousands of dollars.

Fair Value at Nov 1, 2011
Cash and cash items	$73,228
Loans	156,803
Interest receivable	647
Branch real estate	3,860
Furniture and fixtures	140
FHLB stock	4,243
Bank owned life insurance	8,113
Prepaid FDIC insurance	2,287
Core deposit intangible	1,235
Receivable from Hartford	404
Other assets	472

Total assets acquired	$251,432

Deposits	$197,841
Interest payable	80
Official checks outstanding	1,564
Escrow deposits	1,341
Trust Preferred Security	4,440
Other liabilities	275

Total liabilities assumed	$205,541

Net assets acquired	$45,891

Deferred tax impact	$17,269

Net assets acquired, including deferred tax impact	$28,622

The following table reconciles the bargain purchase gain (net assets acquired) net of certain merger related expenses. Amounts are in thousands of dollars.

Bargain purchase gain	$45,891
Data processing deconversion expense	(2,909)
Severance payments expense	(2,052)
Other merger related expenses	(630)

Bargain purchase gain, net of merger related expenses	$40,300
Deferred tax impact	15,165

Bargain purchase gain, after merger expense, net of tax	$25,135

In terms of a purchase price calculation table, the Company purchased selected performing loans for 73% of the unpaid principal balance outstanding as of the acquisition date. This is the primary factor creating the bargain purchase gain. In addition to the discount, the Company has an option to put back to Hartford any loan that becomes 30 days past due or adversely classified during a one year period beginning with the November 1, 2011 acquisition date. The Company purchased four FTB branches at fair value based on current appraisals, and assumed the lease on a fifth FTB branch. FTC closed the remaining six branches not acquired by the Company immediately prior to the close of the transaction and transferred all the deposits from those six branches to the five branches acquired by the Company. The Company did not acquire any investment securities, non-performing assets, OREO or other repossessed assets. The Company assumed all the deposits and did not pay a premium on any of the deposits assumed. The Company did not assume any debt other than a $5 million trust preferred security issued by FTC. The table below summarizes the purchase price calculation. Amounts are in thousands of dollars.

Assets purchased:
Cash acquired	$73,228
Loans acquired	117,993
Banking office real estate purchased	3,860
FHLB stock purchased	4,178
Prepaid FDIC insurance purchased	2,287
Bank owned life insurance policies purchased	8,113
All other assets purchased	1,373

Total assets acquired	$211,032

Liabilities assumed:
Deposits	$197,221
Official checks outstanding	1,564
Escrow deposits payable	1,341
Trust preferred security	5,000
All other liabilities assumed	5,906

Total liabilities assumed	$211,032

The table below presents information with respect to the fair value of acquired loans and other interest earning assets, as well as their unpaid principal balance (“Book Balance”) at acquisition date, contractual term and average contractual yield as of the November 1, 2011 acquisition date. Amounts are in thousands of dollars.

	book balance	fair value	weighted average months to maturity	average contractual interest rate	effective interest rate

Interest bearing deposits at Federal Home Loan Bank	$1,487	$1,487	—	0.02%	0.02%
Interest bearing deposits at Federal Reserve Bank	62,976	62,976	—	0.25%	0.25%

Loans:
Single family residential real estate	153,043	148,482	270	3.56%	4.26%
Commercial real estate	7,279	7,264	56	6.90%	6.94%
Commercial loans	624	569	12	4.52%	17.26%
Consumer and other loans	504	488	10	3.32%	7.26%

Total loans	$161,450	$156,803	259	3.72%	4.44%

Total earning assets	$225,913	$221,266

The difference between the fair value of the loans acquired and their related book balance will be accreted into interest income over the life of the related loan. The following table reflects the scheduled maturities of the acquired loans at November 1, 2011. Amounts are in thousands of dollars.

	single family residential real estate	commercial real estate	commercial	consumer	total loans

Contractual maturities:
1 year or less	$—	$245	$456	$488	$1,189
1-5 years	235	1,382	113	—	1,730
After 5 years	148,247	5,637	—	—	153,884

Total	$148,482	$7,264	$569	$488	$156,803

Rate sensitivity:
Fixed	$10,084	$6,705	$456	$488	$17,733
Variable	138,398	559	113	—	139,070

Total	$148,482	$7,264	$569	$488	$156,803

In the acquisition, the Company assumed $197.8 million in deposits at estimated fair value. The amount represents approximately 11% of the Company’s total deposits of $1,791.9 million at September 30, 2011. Time deposits comprise about 32% and money market accounts comprise about 51% of the assumed deposits. The remainder is in checking accounts and regular savings accounts. A schedule of the deposits assumed at November 1, 2011 at fair value is listed in the table below. Amounts are in thousands of dollars.

	fair value at Nov 1, 2011	weighted average interest rate

Non-interest bearing deposits	$16,538	—%
Interest bearing deposits:
Interest bearing demand deposits	15,062	0.23%
Savings deposits	2,452	0.26%
Money market deposits	99,681	0.51%
Time deposits less than $100,000	39,926	1.62%
Time deposits of $100,000 or greater	24,182	2.15%

Total deposits assumed	$197,841	0.87%

The following table presents the amount of time deposits assumed at November 1, 2011, maturing during the periods reflected below. Amounts are in thousands of dollars.

Amount
November 1, 2011 thru October 31, 2012	$51,877
November 1, 2012 thru October 31, 2013	6,758
November 1, 2013 thru October 31, 2014	3,386
November 1, 2014 thru October 31, 2015	568
Thereafter	1,519

Total	$64,108

In its assumption of the deposit liabilities, the Company believed that these deposits have an intangible value. The Company applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Company determined the estimated fair value of the core deposit intangible asset totaled $1.2 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed ten years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of deposit relationships. The table below presents the estimated amortization expense for each of the next ten years. Amounts are in thousands of dollars.

amount		amount
year 1	$185	year 6	$108
year 2	$158	year 7	$107
year 3	$134	year 8	$107
year 4	$114	year 8	$107
year 5	$108	year 10	$107

		Total	$1,235

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a non cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Non performing loans

The Company has the option to put back any loan that becomes 30 days past due or adversely classified during a one year period beginning with the November 1, 2011 acquisition date. As of the acquisition date there were nine single family residential loans that were more than thirty days past due. The loans had an aggregate principal balance of $1,116 and a fair value of $1,095. The Company expects to put back these loans to Hartford.

Operating results and cash flows

Management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The FTC acquisition was attractive to the Company for a variety of reasons including the following:

•	attractiveness in the pricing of the acquired selected performing loans including the put back option and strength of the counterparty;
•	ability to increase the Company’s market share in central Florida;
•	attractiveness of core deposit customer relationships;
•

opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of support related to the acquired loans, the Company believes that the FTC acquisition will have an immediate positive impact on its earnings.

The FTC acquisition had an immediate accretive impact to the Company’s financial results as the Company recognized a closing date pre-tax gain upon acquisition of $40.3 million after merger related expenses of approximately $5.6 million. The transaction resulted in an after merger related expenses, after-tax expense, gain of approximately $25.1 million. The total assets acquired, approximately $235.6 million including the net deferred tax liability, represented approximately 11% of the Company’s $2,153.8 million of total assets as of September 30, 2011, and total deposits assumed, approximately $197.8 million, represented approximately 11% of the Company’s $1,791.9 million of total deposits reported as of September 30, 2011. The Company believes that the transaction will improve net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits.

Liquidity and capital resources

The FTC acquisition enhanced the liquidity position of the Company. The Company acquired $73.2 million of cash and cash equivalents. This addition to the Company’s balance sheet represents additional support for the Company’s liquidity needs.

Deposits with an estimated fair value of $197.8 million were also assumed. Of this amount approximately 51% is in time deposits, 32% is in money market accounts and the remainder is in checking accounts and regular savings accounts.

In the FTC acquisition, the Company also assumed a $5 million Trust Preferred Security issued by FTC that qualifies for Tier 1 capital. The security pays interest on a quarterly basis at a rate of LIBOR plus 2.95% and matures in 2033. The Company estimated the fair value of this instrument to approximate $4.4 million at the November 1, 2011 acquisition date.

At September 30, 2011 the Company and the Bank were considered “well-capitalized” based on calculations of relevant regulatory ratios. The Company and the Bank had the following capital ratios at September 30, 2011.

	Regulatory guideline amounts
	to be considered	Actual at Sept 30, 2011
	well capitalized	Company	CSB

Tier 1 leverage ratio	5.0%	10.3%	8.0%
Tier 1 risk base ratio	6.0%	17.4%	14.2%
Total risk base ratio	10.0%	18.7%	15.5%

The FTC acquisition was self-capitalizing because the $25.1 million after tax gain was more than enough to support the $235.6 million of assets acquired.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an audited consolidated financial statement for FTC for the nine month period ending September 30, 2011. Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an audited consolidated financial statement for FTC for the one year period ending December 31, 2010.

(b)	Pro Forma Financial Statements

The pro forma consolidated condensed balance sheet presented below assumes the transaction occurred at September 30, 2011. Adjusting entries are explained below. All amounts are in thousands of dollars.

	CSFL Actual 9/30/11	FTC Actual 9/30/11	Debit		Credit		ProForma 9/30/11

Cash and cash equivalents	$182,864	$54,794	44,113	d			$281,771
Securities available for sale	557,129	—					557,129
Loans	1,162,918	171,341			4,647	e	1,329,612
Allowance for loan losses	(26,192)	(15,183)					(41,375)
Bank premises and equipment	88,995	8,478					97,473
Goodwill and CDI	42,222	2,363	1,235	b			45,820
BOLI	28,141	8,617					36,758
OREO	21,695	2,257				m	23,952
FDIC indemnification asset	53,820	—					53,820
Deferred tax asset (liability)	10,302	60,966			15,402	h	55,866
All other assets	31,911	32,569	290	a			64,770

Total assets	$2,153,805	$326,202					$2,505,596

Deposits	$1,791,938	$202,279			$620	f	$1,994,837
Other borrowed funds	91,325	30,000	560	c			120,765
All other liabilities	20,506	8,123					28,629
Stockholders’ equity	250,036	85,800			25,529	g	361,365

Total liabilities & stockholders’ equity	$2,153,805	$326,202					$2,505,596

Adjusting entries:

	debit	credit

a Put back option	$290
b Core deposit intangible	1,235
c Fair value adjustment- Trust preferred security	560
d Net cash receivable from Hartford	44,113
e Fair value adjustment- loans		4,647
f Fair value adjustment- time deposits		620
g Bargain purchase gain, net of merger and tax expense		25,529
h Deferred tax liability		15,402

a.	Estimated fair value as of the acquisition date of the Bank’s option agreement to put back any purchased loan that becomes thirty days past due or is adversely classified.
b.	Estimated fair value of the Banks’s core deposit intangible.
c.	Amount to adjust the acquired Trust Preferred Security to fair value.
d.	Cash received from Hartford that is primarily attributable to the difference between the carrying amount of loans and the price paid to acquire the loans, which was 73% of the carrying value.
e.	Estimated fair value adjustment to loans purchase as determined by independent valuation firm.
f.	Estimated fair value adjustment to time deposits assumed as internally calculated.
g.	Bargain purchase gain, net of deferred tax, as calculated and explained in Item 9.01(a).
h.	Deferred tax related to gross bargain purchase gain.

The pro forma consolidated condensed income statements for the nine month period ending September 30, 2011 and the twelve month period ending December 31, 2010 presented below assume the transaction occurred at the beginning of the earliest period presented. Adjusting entries are explained below. All amounts are in thousands of dollars.

	CSFL Actual nine months ended Sept 30, 2011	FTC Actual nine months ended Sept 30, 2011	Debit		Credit		ProForma nine months ended Sept 30, 2011

Interest income- loans	$48,745	$12,084			$217	d	$61,046
Interest income- all other	12,174	655					12,829

Total interest income	60,919	12,739					73,875

Interest expense- deposits	8,922	1,745			370	c	10,297
Interest expense- all other	528	660	$19	e			1,207

Total interest expense	9,450	2,405					11,504

Net interest income	51,469	10,334					62,371
Provision for loan losses	27,926	22,050					49,976

Net interest income (expense) after loan loss provision	23,543	(11,716)					12,395

Bond sales commissions	18,228	—					18,228
Bargain purchase gain	11,129	—					11,129
Gain on sales of securities	3,334	716					4,050
All other non interest income	13,678	530	355	a,b			13,853

Total non interest income	46,369	1,246					47,260

Compensation and related expense	42,270	5,053					47,323
Occupancy expense	9,255	1,828					11,083
Data processing expense	3,765	789					4,554
Credit related expenses	9,390	14,218					23,608
All other non interest expense	15,285	9,724					25,009

Total non interest expense	79,965	31,612					111,577

Loss before income taxes	(10,053)	(42,082)			213	f	(51,922)
Benefit for income taxes	(3,880)	(14,850)	80	f			(18,650)

Net loss	(6,173)	(27,232)					(33,272)

average shares outstanding	30,032						30,032
EPS- basic	($0.21)						($1.11)
EPS- diluted	($0.21)						($1.11)

	CSFL Actual twelve months ended Dec 31, 2010	FTC Actual twelve months ended Dec 31, 2010	Debit		Credit		ProForma twelve months ended Dec 31, 2010

Interest income- loans	$55,697	$25,472			$269	d	$81,438
Interest income- all other	18,883	903					19,786

Total interest income	74,580	26,375					101,224

Interest expense- deposits	15,722	3,410			493	c	18,639
Interest expense- all other	1,020	2,251	$26	e			3,297

Total interest expense	16,742	5,661					21,936

Net interest income	57,838	20,714					79,288
Provision for loan losses	29,624	3,019					32,643

Net interest income after loan loss provision	28,214	17,695					46,645

Bond sales commissions	32,696	—					32,696
Bargain purchase gain	1,377	—					1,377
Gain on sales of securities	7,034	42					7,076
All other non interest income	13,826	934	475	a,b			14,285

Total non interest income	54,933	976					55,434

Compensation and related expense	55,033	6,916					61,949
Occupancy expense	10,002	2,477					12,479
Data processing expense	2,789	1,033					2,789
Credit related expenses	6,278	7,725					14,003
Impairment of goodwill	—	174,562					174,562
All other non interest expense	19,223	8,779					29,035

Total non interest expense	93,325	201,492					294,817

Loss before income taxes	(10,178)	(182,821)			261	f	(192,738)
Benefit for income taxes	(4,240)	(62,201)	98	f			(66,343)

Net loss	(5,938)	(120,620)					(126,395)

average shares outstanding	27,608						27,608
EPS- basic	($0.22)						($4.58)
EPS- diluted	($0.22)						($4.58)

a.	Represents nine months of amortization expense of the $1.2 million core deposit intangible. The intangible is amortized on an accelerated basis over a ten year period. A ten year amortization schedule is included in Item 9.01(a).
b.	The Company has a one year put back option agreement, whereby for a period of one year beginning at the acquisition date, it has the option to put back to Hartford any loan that becomes thirty days past due or becomes adversely classified. The fair value of this option as of the acquisition date was estimated to be $290,000. This amount is being amortized on a straight line basis over the one year option period.
c.	The Company has estimated the fair value adjustment to the assumed time deposits to be $620,000 as of the acquisition date. This amount is being amortized into interest expense (reduction of interest expense) over the maturity period of the related time deposit.
d.	The fair value adjustment was approximately $4.6 million and is being accreted into interest income over the life of the related loans.
e.	The Company assumed a $5 million Trust Preferred security pursuant to the FTC acquisition, and estimated the fair value adjustment of this instrument to approximate $560,000. The fair value adjustment is being amortized into interest expense (increase to interest expense) over its remaining term. The instrument matures in August 2033. The amortization expense is $2,136 per month.
f.	Represents the effect on net income before income taxes and the estimated income tax provision.

(d)	Exhibits

2.1	Agreement and Plan of Merger by and among CenterState Banks, Inc., Federal Trust Corporation and The Harford Financial Services Group, Inc., dated as of May 22, 2011. Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K dated May 22, 2010.

99.1	Report of Independent Registered Public Accounting Firm, Federal Trust Corporation Consolidated Financial Statements for the nine month period ending September 30, 2011, and Notes to the Consolidated Financial Statements

99.2	Report of Independent Registered Public Accounting Firm, Federal Trust Corporation Consolidated Financial Statements for the one year period ending December 31, 2010, and Notes to the Consolidated Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/s/ James J. Antal
James J. Antal
Senior Vice President and
Chief Financial Officer

Date:    January 13, 2012